Exhibit 2.01
First Amendment to
Agreement and Plan of Merger dated
November 28, 2007
     This First Amendment to the Agreement and Plan of Merger dated November 28, 2007 (this “Amendment”) is made and entered into on December 29, 2008 (the “Amendment Date”) by and among Glu Mobile Inc., a Delaware corporation (“Acquirer”), Awaken (Beijing) Communications Technology Co. Ltd., a wholly foreign-owned enterprise organized under the laws of the PRC (the “WFOE”), Beijing Zhangzhong MIG Information Technology Co. Ltd., a domestic limited liability company organized under the laws of the PRC (“MIG”), Beijing Qinwang Technology Co. Ltd., a domestic limited liability company organized under the laws of the PRC (“Qinwang”), Wang Xin, as the representative of (and on behalf of each of) the former shareholders of Awaken Limited (the “Representative”), a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), and each of the former shareholders of the Company party hereto. Capitalized terms used in this Amendment which are not defined herein shall have the same meanings given to them in the Merger Agreement (as defined below).
     WHEREAS, Acquirer, Maverick Acquisition Corp., a business company incorporated under the laws of the British Virgin Islands (“Sub”), the Company, the WFOE, MIG, Qinwang, each of Wang Bin, Wang Xin and You Yanli (the “PRC Shareholders”) and the Representative are parties to an Agreement and Plan of Merger dated November 28, 2007 (the “Merger Agreement”) pursuant to which Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger, subject to the terms and conditions of the Merger Agreement; and
     WHEREAS, the parties hereto have agreed to amend certain provisions of the Merger Agreement with respect to the payment of the Escrow Cash and the Earnout;
     NOW, THEREFORE, in consideration of the matters described in the recitals above and the mutual promises, covenants and undertakings contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Section 11.9.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:
     Notwithstanding any term of the Escrow Agreement to the contrary, as promptly as is reasonably practicable, but in any event on or before January 15, 2009 (the “Escrow Release Date”), the Acquirer will deliver to the Company Shareholders the Escrow Cash, together with interest thereon, less one-half of the fees and expenses of the Escrow Agent, pursuant to the terms of the Escrow Agreement.
     2. The first clause of Section 11.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:
All representations and warranties of the Company Entities and the PRC Shareholders contained in this Agreement, including the Company Disclosure Letter, the PRC Shareholders Disclosure Letter and in the other certificates contemplated by this Agreement, shall remain operative and in full force and effect, regardless of any investigation, discovery or disclosure made by or on behalf of any of the parties to this Agreement, until December 29, 2008 (the “Release Date”);

     3. (a) All references to “Earnout” and “Earnout Amount” in Article I and Article XI of the Merger Agreement shall be replaced with “Promissory Note” and “Promissory Note Amount”, respectively.
          (b) Section 1.44 of the Merger Agreement shall be amended to read in its entirety as follows:
     “Total Merger Consideration” means an amount of up to $34,700,000, comprised of the Initial Merger Consideration and an aggregate of $20,000,000 in promissory notes (the “Promissory Note Amount”) (as set forth in more detail in Section 2.2.1(b) hereto).
          (c) Schedule 2.2.1 of the Merger Agreement shall be deleted in its entirety.
          (d) Section 1.13 of the Merger Agreement shall be deleted in its entirety.
     3. Clause (b) of Section 2.2.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:
     a secured promissory note (a “Promissory Note”) (the form of which is attached hereto as Exhibit A) for payment of the Promissory Note Amount divided by the number of fully-diluted Company Ordinary Shares as of the Effective Time. The Promissory Note shall require payment of principal and interest in cash in installments with aggregate principal payments and amounts as follows, in each case subject to the terms and conditions set forth in the applicable Promissory Note:

January 15, 2009	$6,000,000

April 1, 2009	$3,000,000

July 1, 2009	$5,000,000

March 31, 2010	$1,500,000

June 30, 2010	$1,500,000

September 30, 2010	$1,500,000

December 31, 2010	$1,500,000
As a precondition to the delivery to each Company Shareholder of a Promissory Note, and to the payment of the amounts set forth above, each such Company Shareholder shall first execute and deliver to Acquirer a Security Agreement, dated December 29, 2008, by Acquirer, Wang Xin as Collateral Agent, and the Secured Parties set forth on Exhibit A thereto, in the form attached hereto as Exhibit B.
     4. The last sentence of Section 2.2.1 of the Merger Agreement shall be deleted in its entirety.
     5. Each reference to “Earnout Payment Date” in the Merger Agreement shall be replaced with “Note Payment Date” and the following shall be added as Section 1.45 of the Merger Agreement:

     “Note Payment Date” shall mean for each Promissory Note, each of January 15, 2009, April 1, 2009, July 1, 2009, March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, as applicable.
     6. In connection with this Amendment, the Acquirer, the Representative and the Escrow Agent shall terminate the Escrow Agreement, and the Acquirer shall cause all Escrow Cash and other property remaining in the Escrow to be irrevocably released to the Company Shareholders as promptly as is reasonably practicable, but in any event on or before January 15, 2009.
     7. In connection with this Amendment, the amendments to the Employment Agreements, and the Security Agreement between Wang Xin, as collateral agent, the Secured Parties thereunder and the Company, the Company shall pay the reasonable legal expenses incurred by Wang Bin and Wang Xin (both in his individual capacity and in his capacity as the Representative and Collateral Agent) not to exceed an aggregate of $30,000.
     8. (a) As an inducement to the execution of this Amendment by the Representative, Acquirer stipulates and agrees that (i) as of the Amendment Date, no Claims for indemnification have been asserted, whether unsatisfied or contested, pursuant to Article XI of the Merger Agreement, and Acquirer has no current knowledge of facts that would give rise to a Claim, (ii) it owes the maximum amount of the Earnout Amount to the Company Shareholders, or a total of $20,000,000, which shall be paid in the form of Promissory Notes as described above, and (iii) Wang Xin and Wang Bin are each entitled to receive the maximum amount of the “Special Bonus” (as defined in the Employment Agreements) of $2,500,000.
          (b) Acquirer hereby further releases the Indemnifying Persons (the “Acquirer Release”) from, and hereby waives and agrees never to assert or exercise against any of the Indemnifying Persons, any and all Damages and claims, arising prior the date hereof, relating to the subject matter of the Merger Agreement, other than claims for Damages made under and subject to the indemnification terms, conditions and limitations of (i) Section 11 of the Merger Agreement for a breach of the representations and warranties set forth in Section 3.2, Section 3.4, Section 3.7 and Section 3.14 of the Merger Agreement or (ii) Sections 11.2.2 through 11.2.7 of the Merger Agreement.
          (c) Each of the Indemnifying Persons hereby releases Acquirer and affiliates of Acquirer from, and hereby waives and agrees never to assert or exercise against Acquirer or any affiliates of Acquirer, any and all damages and claims, arising prior the date hereof, relating to the subject matter of the Merger Agreement, (but not the Employment Agreements, in the case of Wang Xin and Wang Bin).
     9. As a further inducement to the execution of this Amendment by the Representative, Acquirer makes the following representations and warranties:
          (a) Neither the Acquirer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 nor the Acquirer’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008, as of the date such report was filed with the U.S. Securities and Exchanges Commission, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.
          (b) The execution, delivery and performance of (i) this Amendment and (ii) each Promissory Note contemplated hereby, by Acquirer and the Company Entities has been duly and validly approved and authorized. Acquirer and the Company Entities have all requisite corporate power and authority to enter into, execute, deliver and perform their obligations under, this Amendment and each

Promissory Note contemplated hereby, and have all requisite corporate power and authority to take any and all actions that may be necessary on their part to issue each Promissory Note.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority or any other Person or entity, governmental or otherwise, is necessary or required to be made or obtained by Acquirer or the Company Entities to enable Acquirer and the Company Entities to lawfully execute and deliver, enter into, and to perform its obligations under, this Amendment and each of the Promissory Notes contemplated hereby, except for such consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority or any other Person or entity, governmental or otherwise, if any, that if not made or obtained by Acquirer or Sub would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
          (d) This Amendment and the Promissory Notes contemplated hereby are, or when executed by Acquirer, the Company Entities, as applicable, and each of the other parties hereto and thereto will be, valid and binding obligations of Acquirer and the Company Entities, as applicable, enforceable against Acquirer and the Company Entities, as applicable, in accordance with their respective terms, except as to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
          (e) Neither the execution and delivery of this Amendment nor the Promissory Notes or any other transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation, Memorandum of Association, Articles of Association or Bylaws of Acquirer or the Company Entities, each as currently in effect, or (b) except as would not have a Material Adverse Change on Acquirer, conflict with or violate any Applicable Law.
          (f) Immediately after the issuance of the Promissory Notes, (a) the fair value of the assets of Acquirer, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Acquirer will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Acquirer will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Acquirer will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
     11. So long as any amounts under the Promissory Notes remain outstanding, the Acquirer shall not:
          (a) Create, incur, assume, or be liable for any Indebtedness, other than (i) Indebtedness arising under and pursuant to the terms of that certain Loan and Security Agreement, dated as of February 14, 2007, by and among Silicon Valley Bank (“SVB”) and Acquirer, as from time to time amended or restated (the “Loan and Security Agreement”), (ii) any Indebtedness refinancing or replacing the Indebtedness (and/or commitments to lend) pursuant to the Loan and Security Agreement, (iii) Permitted Indebtedness (as defined in the Loan and Security Agreement), provided that any amendment to the Loan and Security Agreement, or any such refinancing or replacement does not, without the prior consent of the Representative, (A) increase the principal amount of Indebtedness that may be outstanding thereunder to an amount that exceeds $10,000,000, (B) accelerate the dates on which payments of principal or interest are due, or (C) change any redemption or prepayment provisions except to waive or make such provisions less restrictive (such debt referred to in clause (i) and (ii), the “Senior Debt”) and

(iv) Indebtedness the principal amount of which is used to prepay the Promissory Notes, and (v) unsecured Indebtedness that is expressly subordinated in all respects to the Promissory Notes on customary terms or on terms otherwise reasonably acceptable to the Representative.
          (b) Declare, make or pay any dividends or distributions with respect, or redeem, retire or repurchase any capital stock or other equity securities of Acquirer (other than repurchases from employees at a price equal to their purchase price pursuant to agreements in effect on the date hereof).
          (c) Make any payments in respect of any other Indebtedness other than payments (i) arising with respect to the Senior Debt and (ii) interest payments.
     For purposes of this Section 11, “Indebtedness” shall mean (a) indebtedness for borrowed money, (b) reimbursement and other obligations for surety bonds and letters of credit, (c) capital lease obligations, and (d) Contingent Obligations.
     For purposes of this Section 11, “Contingent Obligations” shall mean, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; and (b) any obligations for undrawn letters of credit for the account of that Person; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     12. Except as specifically modified hereby, all terms and conditions of the Merger Agreement shall remain unmodified and in full force and effect. This Amendment shall be deemed to form an integral part of the Merger Agreement. In the event of any inconsistency or conflict between the provisions of the Merger Agreement and this Amendment, the provisions of this Amendment will prevail and govern. All references to the “Agreement” in the Merger Agreement shall hereinafter refer to the Merger Agreement as amended by this Amendment. The Company Shareholders shall be intended third-party beneficiaries of this Agreement.

     IN WITNESS WHEREOF, Acquirer, Sub, the Company, the WFOE, MIG, Qinwang, the Representative and the former shareholders of the Company party hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Representative and other individuals party hereto, personally), all as of the date first written above.

GLU MOBILE INC.:		BEIJING ZHANGZHONG MIG INFORMATION TECHNOLOGY CO. LTD.:

By:	/s/ L. Gregory Ballard	By:	/s/ [signature is in chinese text]

Name:	L. Gregory Ballard	Name:	[chinese text]
Title:	President and CEO	Title:

Address:	2207 Bridgepointe Pkwy Suite 300 San Mateo, CA 94404	Address:	[chinese text[

[Signature Page to First Amendment to Agreement and Plan of Merger Dated November 30, 2007]

REPRESENTATIVE:		YOU YANLI:

By:	/s/ Wang Xin	By:	/s/ You Yan Li

Name:	Wang Xin

MOBILE INTERNET (ASIA) LTD.:		ACE LEVEL LIMITED:

By:	/s/ Mark Atkeson	By:	/s/ Wang Ying Ying

Name:	Mark Atkeson	Name:	Wang Ying Ying
Title:	Director	Title:	Director

WANG BIN:		IDG TECHNOLOGY VENTURE INVESTMENT III, L.P.:

By:	/s/ Wang Bin	By:	/s/ Chising Ho

		Name:	Chising Ho
		Title:	Authorized Signatory

VERBIER INTERNATIONAL INC.:		CAPITAL PARTNERS LIMITED:

By:	/s/ Yung Lap Hang	By:	/s/ Yvonne Gerig

Name:	Yung Lap Hang	Name:	Yvonne Gerig
Title:	Sole Owner	Title:	Director
[Signature Page to First Amendment to Agreement and Plan of Merger Dated November 30, 2007]

WOODSIDE INVESTMENTS, L.P.:		DURABLE HOLDINGS LIMITED:

By:	/s/ Frank C. Revitt	By:	/s/ T.D.P. Kirkwood

Name:	Frank C. Revitt	Name:	T.D.P. Kirkwood
Title:	Managing Director	Title:	Director
Address:	P.O. Box 476 E. Stroudsburg, PA 18301	Address:	Brumby House 1st Floor Box 80148, 87011 L.F.T Malaysia

MOBILE HOLDINGS LIMITED:		CHRIS BODEN:

By:	/s/ Mark Atkeson	By:	/s/ Chris Boden

Name:	Mark Atkeson
Title:	Director

RUSSEL LEWIS:		THE GLANCY FAMILY TRUST:

By:	/s/ Russell Lewis	By:	/s/ John E. Glancy

		Name:	John E. Glancy
		Title:	Trustee

KENDRYK ENTERPRISES LP:		MICHAEL RICKS:

By:	/s/ Frank C. Revitt	By:	/s/ Michael Ricks

Name:	Frank C. Revitt
Title:	Managing Director
[Signature Page to First Amendment to Agreement and Plan of Merger Dated November 30, 2007]

WANG XIN:

By:	/s/ Wang Xin

[Signature Page to First Amendment to Agreement and Plan of Merger Dated November 30, 2007]